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                                                                     Exhibit (a)
                        FRANK RUSSELL INVESTMENT COMPANY
                            RUSSELL INVESTMENT FUNDS

                                 CODE OF ETHICS
                                       FOR
                           SENIOR MUTUAL FUND OFFICERS

This Code of Ethics applies to the Chief Executive Officer and Chief Financial Officer (each, a "senior Mutual Fund Officer") of Frank Russell Investment Company and Russell Investment Funds (each, a "Mutual Fund") and, pursuant to the Sarbanes-Oxley Act of 2002 is designated to promote:

      - honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

      - full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities Exchange Commission ("SEC") and in other public communications made by each Mutual Fund;

      - compliance with applicable laws and governmental rules and regulations;

      - the prompt internal reporting to an appropriate person or persons identified in this section of the Code of violations of this section of the Code; and

      - accountability for adherence to this section of the Code.

I.          SENIOR MUTUAL FUND OFFICERS SHOULD ACT HONESTLY AND CANDIDLY

Each Senior Mutual Fund Officer owes a duty to the Mutual Fund to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.

Each Senior Mutual Fund Officer must:

      - act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Mutual Fund's policies;

      - observe both the form and spirit of laws and governmental rules and regulations, accounting standards and Mutual Fund policies;

      - adhere to a high standard of business ethics; and

      - place the interests of the Mutual Fund before the Senior Mutual Fund Officer's own personal interests.

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      - All activities of Senior Mutual Fund Officers should be guided by and adhere to these fiduciary standards.

II. SENIOR MUTUAL FUND OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

            GUIDING PRINCIPLES. A "conflict of interest" occurs when a Mutual Fund Officer's private interest interferes with the interests of his or her service to the Mutual Fund. A conflict of interest can arise when a Senior Mutual Fund Officer takes actions or has interests that may make it difficult to perform his or her Mutual Fund work objectively and effectively. For example, a conflict of interest would arise if a Senior Mutual Fund Officer, or a member or his family, receives improper personal benefits as a result of his or her position in the Mutual Fund. In addition, Senior Mutual Fund Officers should be sensitive to situations that create apparent, not actual, conflicts of interest. Service to the Mutual Fund should never be subordinated to personal gain and advantage.

            Certain conflicts of interest arise out of the relationships between Senior Mutual Fund Officers and the Mutual Fund that already are subject to conflict of interest provisions in the Investment Company Act and the Investment Advisers Act. For example, Senior Mutual Fund Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Mutual Fund because of their status as "affiliated persons" of the Mutual Fund. Therefore, the existing statutory and regulatory prohibitions on individual behavior will be deemed to be incorporated into this section of the Code and therefore any such violation will also be deemed a violation of this section of the Code. Senior Mutual Fund Officers must in all cases comply with applicable statutes and regulations.

            As to conflicts arising from, or as a result of the contractual relationship between each Mutual Fund and its investment adviser of which the Senior Mutual Fund Officers are also officers or employees, it is recognized by the Board that, subject to the adviser's fiduciary duties to the Mutual Fund, the Senior Mutual Fund Officers will in the normal course of their duties (whether formally for the Mutual Fund or for the adviser, or for both) be involved in establishing policies and implementing decisions which will have different effects on the adviser and the Mutual Fund. The Board recognizes that the participation of the Senior Mutual Fund Officers in such activities is inherent in the contractual relationship between the Mutual Fund and the adviser and is consistent with the expectation of the Board of the performance by the Senior Mutual Fund Officers of their duties as officers of the Mutual Fund. In addition, it is recognized by the Board that the Senior Mutual Fund Officers may also be officers or employees of other investment companies advised by the same adviser and the codes of those investment companies will apply to the Senior Mutual Fund Officers acting in those distinct capacities.

        Each Senior Mutual Fund Officer must:

      - avoid conflicts of interest wherever possible;

      - handle any actual or apparent conflict of interest ethically;

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      - not use his or her personal influence or personal relationships to influence investment decisions or financial reporting by the Mutual Fund whereby the Senior Mutual Fund Officer would benefit personally to the detriment of the Mutual Fund;

      - not cause the Mutual Fund to take action, or fail to take action, for the personal benefit of the Senior Mutual Fund Officer rather than the benefit of the Mutual Fund;

      - not use material non-public knowledge of portfolio transactions made or contemplated for the Mutual Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;

      - as described in more detail below, discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with the Mutual Fund's Chief Legal Counsel; and

      - report at least annually any affiliations or other relationships related to conflicts of interest as requested from time to time in the Mutual Fund's directors & officers questionnaire.

            The Senior Mutual Fund Officers should follow the precepts and requirements of the Code as adopted by the Mutual Fund from time to time, including its policies regarding personal securities accounts, outside business affiliations, gifts and entertainment and conflicts of interests.

III.        DISCLOSURE

            Each Senior Mutual Fund Officer is required to be familiar with, and comply with the Mutual Fund's disclosure controls and procedures so that the Mutual Fund's reports and documents filed with the SEC and other public communications comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each Senior Mutual Fund Officer having direct or supervisory authority regarding these SEC filings or the Mutual Fund's other public communications should, to the extent appropriate within his area of responsibility, consult with other Mutual Fund officers and employees and the adviser and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

        Each Senior Mutual Fund Officer must:

      - familiarize himself with the disclosure requirements generally applicable to the Mutual Fund; and

      - not knowingly misrepresent, or cause others to misrepresent, facts about the Mutual Fund to others, whether within or outside the Mutual Fund, including to the Mutual Fund's auditors, independent directors, independent auditors, and to governmental regulators and self-regulatory organizations.

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IV.         COMPLIANCE

            It is the Mutual Fund's policy to comply with all applicable laws and governmental rules and regulations. It is the personal responsibility of each Senior Mutual Fund Officer to adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to affiliated transactions, accounting and auditing matters.

V.          REPORTING AND ACCOUNTABILITY

        Each Senior Mutual Fund Officer must:

      - upon receipt of this Code, and annually thereafter acknowledge that he or she has read the Code, understood its provisions and agrees to abide by its requirements as set forth elsewhere in this Code;

      - not retaliate against any officer or employee of the Mutual Fund or their affiliated persons for reports of potential violations that are made in good faith; and

      - notify the Mutual Fund's Chief Legal Counsel promptly if he or she becomes aware of any existing or potential violation of this section of the Code. Failure to do so is itself a violation of this section of the Code.

            Except as described otherwise below, the Investment Company's Chief Compliance Officer is responsible for applying this section of the Code to specific situations in which questions are presented to him or her and has the authority to interpret this section of the Code in any particular situation. The Investment Company's Chief Compliance Officer shall take all action he or she considers appropriate to investigate any actual or potential violations reported to him or her.

            The Mutual Fund's Chief Compliance Officer is authorized to consult, as appropriate, with the Mutual Fund's Chief Legal Counsel, legal counsel to the Mutual Fund's independent trustees, or the chair of the Audit Committee (the "Committee"), and is encouraged to do so.

            The Committee is responsible for granting waivers and determining sanctions, as appropriate(2). In addition, approvals, interpretations, or waivers sought by the Chief Executive Officer will be considered by the Committee.

            The Funds will follow these procedures in investigating and enforcing this section of the Code:

      - the Chief Legal Counsel will take all appropriate action to investigate any potential violations reported to him;

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(2) Item 2 of Form N-CSR defines "waiver" as "the approval by the registrant of a material departure from a provision of the code of ethics" and "implicit waiver," which must also be disclosed, as "the registrant's failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer" of the registrant.

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      - if, after such investigation, the Chief Legal Counsel believes that no violation has occurred, the Chief Legal Counsel is not required to take any further action;

      - any matter that the Chief Legal Counsel believes is a violation will be reported to the Committee;

      - if the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the adviser or its board; or a recommendation to dismiss the Mutual Fund Officer;

      - the Committee will be responsible for granting waivers, as appropriate; and

      - any changes to or waivers of this section of the Code will, to the extent required, be disclosed as provided by SEC rules.

VI.         OTHER POLICIES AND PROCEDURES

            The rest of this Code, including the Mutual Fund's adviser's and principal underwriter's codes of ethics under Rule 17j-1 under the Investment Company Fund Act and the more detailed policies and procedures set forth therein are separate requirements applying to Senior Mutual Fund Officers and others, and are not part of this Section of the Code.

VII.        AMENDMENTS

            This section of the Code may not be amended except in a written document that is specifically approved by a majority vote of the Mutual Fund's Board of Trustees, including a majority of independent trustees.

VIII.       CONFIDENTIALITY

            All reports and records prepared or maintained pursuant to this section of the Code shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this section of the Code, such matters shall not be disclosed to anyone other than the Mutual Fund's Chief Compliance Officer, Chief Legal Counsel, the members of the Board of Trustees and their counsels, the Mutual Fund and its adviser and principal underwriter and their legal counsel.

IX.         INTERNAL USE

            This section of the Code is intended solely for the internal use by each Mutual Fund and does not constitute an admission, by or on behalf of any Mutual Fund, as to any fact, circumstance, or legal conclusion.

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                                    EXHIBIT A

                     PERSONS COVERED BY THIS CODE OF ETHICS

Mark E. Swanson, Principal Accounting Officer, Principal Financial Officer and Treasurer

Greg J. Stark, Principal Executive Officer and Chief Executive Officer

                            Exhibit B (EXAMPLE ONLY)

                                 ACKNOWLEDGMENT

To the Board of Trustees of Russell Investment Funds

I,_____________________________________, acknowledge that I have received the
             Printed Name

Russell Investment Funds Code of Ethics for Principal Executive and Senior Financial Officers (the "Code") dated December 6, 2004. I have read the Code and understand its policies and provisions, and I agree to be bound by the terms and conditions set forth therein.

By:_____________________________________________
   Signature

Print Name:_____________________________________

Dated:____________________________________, 2005